Form N-SAR
Item 77C
Matters Submitted to a Vote of Security Holders
The RBB Fund, Inc.


1. A special meeting of shareholders held on September 17, 2014 to approve an Agreement and Plan of Reorganization between The RBB Fund, Inc. on behalf of Robeco Boston
Partners International Equity Fund (the "Robeco Fund") and
John Hancock Disciplined Value International Fund, a new series of John Hancock Investment Trust was approved
Shareholders of the Robeco Fund. A majority of the votes cast at the meeting approved the Agreement and Plan of Reorganization with respect to the Robeco Fund by the following votes:

Number of Votes For: 1,010,006.473

Number of Votes Against: 0

Abstained: 0

2. A special meeting of shareholders of the Abbey Capital
Futures Strategy Fund (the Fund") was held on October 17,
2014 to approve the new Trading Advisory Agreement among Revolution Capital Management, LLC, the trading adviser to the Fund's subsidiary, Abbey Capital Offshore Limited, and
Abbey Capital Limited, the Fund's investment adviser. A majority of the votes cast at the meeting approved the new
Trading Advisory Agreement with respect to the Fund by the following votes:

Number of Shares Voted For: 2,025,020.663

Number of Shares Voted AGAINST: 0

Number of Shares Voted ABSTAIN: 0